EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Kelly Ford (212)521-4216 direct kford@travelzoo-inc.com

Travelzoo Reports First Quarter 2004 Results:
Record Revenues and Record Profit

NEW YORK, April 12, 2004 — Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of sales and specials from hundreds of travel companies, today reported record revenues and record profit for the first quarter ended March 31, 2004.

      First Quarter 2004 Financial Highlights:

  Revenues increased 74% from same period last year
  Sequential quarterly revenue increase of 24%
  Net profit increased 162% from same period last year
  Pre-tax profit margin of 27%

        Travelzoo Inc. reported revenues of approximately $6.5 million for the first quarter ended March 31, 2004, an increase of 74% over revenues of approximately $3.7 million for the same period last year, and a quarterly sequential increase of 24% over revenues of approximately $5.2 million for the fourth quarter ended December 31, 2003.

        The Company reported a net income of approximately $1.0 million for the first quarter of 2004 compared to a net income of approximately $385,000 for the same period in 2003.

        Earnings per share for the first quarter of 2004 were $0.05 per basic and diluted share, up 150% from $0.02 in the same period last year.

        Income before income taxes for the first quarter ended March 31, 2004 was approximately $1.7 million or 27% of revenues, compared to approximately $652,000, or 18% of revenues, for the same period last year.

        “Travelzoo’s performance met our high expectations, delivering one of the most successful quarters in the Company’s history,” said Ralph Bartel, CEO of Travelzoo.

About Travelzoo
        Travelzoo Inc. is the Internet’s largest publisher of sales and specials from hundreds of travel companies. Travelzoo’s publications include the Travelzoo® website (www.travelzoo.com), the Top 20® and Weekend.com® e-mail newsletters, and Newsflash™. With over 7 million subscribers, Travelzoo lists sales and specials from more than 300 advertisers, including Alamo Rent A Car, American Airlines, Carnival Cruise Lines, Europe Express, Fairmont Hotels & Resorts, Hertz, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Mark Travel, Marriott, Omni Hotels, Orbitz, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts Worldwide, SunTrips, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo, Top 20, and Weekend.com are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003

Revenues	$ 6,462	$ 3,714
Cost of Revenues	179	83

Gross Profit	6,283	3,631
Operating Expenses:
Sales and Marketing	3,457	1,924
General and Administrative	1,115	1,057
Merger Expenses	–	–

Total Operating Expenses	4,572	2,981

Income from Operations	1,711	650
Interest Income	5	2

Income before Income Taxes	1,716	652

Income Taxes	707	267

Net Income	$ 1,009	$ 385

Basic Net Income per Share	$ 0.05	$ 0.02
Diluted Net Income per Share	0.05	0.02

Shares Used in Computing
Basic Net Income per Share	19,425	19,425
Shares Used in Computing
Diluted Net Income per Share	20,648	20,505

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2004	December 31, 2003

ASSETS Cash	$ 3,424	$ 3,522
Accounts Receivable, net	3,322	2,370
Deposits	2	97
Other Current Assets	176	132
Deferred Income Taxes	225	225

Total Current Assets	7,149	6,346

Deposits	142	42
Deferred Income Taxes	28	27
Property and Equipment, net	150	164
Intangible Assets, net	130	147

Total Assets	$ 7,599	$ 6,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	741	224
Accrued Expenses	1,161	1,328
Deferred Revenue	75	22
Income Tax Payable	722	1,311

Total Liabilities	2,749	2,885

Common Stock	194	194
Additional paid-in capital	(116)	(116)
Retained Earnings	4,772	3,763

Total Stockholders' Equity	4,850	3,841

Total Liabilities and
Stockholders' Equity	$ 7,599	$ 6,726

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